Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

GORILLA TECHNOLOGY GROUP INC.

(As Adopted by Special Resolution of the Company Passed on November 28, 2018)

1.	The name of the Company is Gorilla Technology Group Inc.

2.	The Registered Office of the Company shall be at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands., or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(b)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(c)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(d)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(e)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(f)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(g)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors of the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this Clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (as amended), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance; and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid provided that the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is US$19,920,000 divided into: (a) 14,000,000 Ordinary Shares of a nominal or par value of US$1.00 each; (b) 1,650,000 Series A Convertible Preferred Shares of a nominal or par value of US$1.00 each; (c) 1,600,000 Series B Convertible Preferred Shares of a nominal or par value of US$1.00 each; (d) 1,220,000 Series C Convertible Preferred Shares of a nominal or par value of US$1.00; and (e) 1,450,000 Series D Convertible Preferred Shares of a nominal or par value of US$1.00, each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GORILLA TECHNOLOGY GROUP INC.

(As Adopted by Special Resolution of the Company Passed on November 28, 2018)

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Additional Ordinary Shares”	mean all Ordinary Shares and other security of the Company convertible into Ordinary Shares issued (or deemed to be issued) by the Company after the date on which these Articles are adopted, other than through an Exemption Event.

“Affiliated Entities”	means any general or limited partner of any Founder or Holder that is a partnership, or any person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Founder or Holder.

“Articles”	means these Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Capital Shares”	means Preferred Shares and Ordinary Shares, and any securities convertible into or exchangeable for Preferred Shares or Ordinary Shares, other than Ordinary Shares issuable upon conversion of Preferred Shares.

“Company”	means the above-named Company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means dividends declared pursuant to these Articles and includes bonus distributions.

“Exemption Event”	means any of the following: (A) the issuance of options or Ordinary Shares to employees, directors, and consultants pursuant to a stock option plan up to 1,627,236 shares or restricted stock plan approved by the Board of Directors and the approval of the Series A Director, the Series B Director, the Series C Director and Series D Director, (B) the sale of Shares in connection with a Qualified IPO, (C) the issuance of Ordinary Shares upon conversion of the Preferred Shares or other already outstanding convertible securities, (D) dividends or distributions on Preferred Shares, (E) the issuance of warrants to vendors, banks or equipment lessors in transactions approved by 80% of the members of the Board of Directors and the approval of the Series A Director , the Series B Director, the Series C Director and Series D Director, or (F) the issuance of warrants or Shares in connection with business combinations or corporate partnering agreements approved by 80% of the members of the Board of Directors and the approval of the Series A Director, the Series B Director, the Series C Director and Series D Director.

“Fair Market Value”	shall mean the amount which a willing buyer would pay a willing seller in an arm’s-length transaction, with neither being under any compulsion to buy or sell.

“Founders”	means the three (3) natural persons and two (2) corporate entities as follows: Shyh Pin Kow, Jean-Ru Wen, James Chu, Origin Rise Limited, and Berwick Resources Limited.

“Investors’ Rights Agreement”	means the Amended and Restated Investors’ Rights Agreement dated as of November 30, 2018, and made between the Company, the Investors and the Founders.

“Member”	means a person whose name is entered in the register of members of the Company.

“Ordinary Resolution”	means a resolution:

(a) passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Ordinary Shares”	means the Ordinary Shares of a par or nominal value of US$1.00 each in the capital of the Company having the rights set out in these Articles.

“Original Issue Date”	shall mean, with respect to each Preferred Share, the date on which such Preferred Share was initially issued.

“Original Issue Price”	shall mean, with respect to the Series A Convertible Preferred Share, the price of US$6.10 per share at which such Series A Convertible Preferred Share was initially issued; with respect to the Series B Convertible Preferred Share, the price of US$6.32 per share at which such Series B Convertible Preferred Share was initially issued; with respect to the Series C Convertible Preferred Share, the price of US$8.20 per share at which such Series C Convertible Preferred Share was initially issued; with respect to the Series D Convertible Preferred Share, the price of US$10.47 per share at which such Series D Convertible Preferred Share was initially issued.

“Person”	shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Shares”	means, together, the Series A Convertible Preferred Shares, the Series B Convertible Preferred Shares, the Series C Convertible Preferred Shares, and the Series D Convertible Preferred Shares.

“Qualified IPO”	means (i) the approval by the relevant competent authority to list the equity securities of the Company and/or any of its subsidiaries on an internationally recognized stock exchange valuing the Company at no less than US$200 million or (ii) the approval by the relevant competent authority to list the equity securities of the Company and/or any of its subsidiaries with the Taiwan Stock Exchange or the Taiwan GreTai Securities Market with a valuation of the Company at no less than US$200 million.

“registered office”	means the registered office for the time being of the Company.

“Right of First Refusal and Co-Sale Agreement”	means the Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of November 30, 2018, and made between the Company, the Investors the Founders.

“SBI”	means SBI & Capital 22 JV Fund II, L.P. and SBI AI & Blockchain Investment LPS.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Convertible Preferred Shares”	means the Series A Convertible Preferred Shares of a nominal or par value of US$1.00 in the capital of the Company having the rights set out in these Articles.

Series A Preferred Share Purchase Agreement”	means the Series A Preferred Share Purchase Agreement dated as of May 21, 2007, and made between the Company, the investors listed on Exhibit A to the Agreement (the “Series A Investors”) and the founders listed therein.

“Series B Convertible Preferred Shares”	means the Series B Convertible Preferred Shares of a nominal or par value of US$1.00 in the capital of the Company having the rights set out in these Articles.

“Series B Preferred Share Purchase Agreement”	means the Series B Preferred Share Purchase Agreement dated as of September 30, 2009, and made between the Company, the investors listed on Exhibit A thereto (the “Series B Investors”) and the founders listed therein.

“Series C Convertible Preferred Shares”	means the Series C Convertible Preferred Shares of a nominal or par value of US$1.00 in the capital of the Company having the rights set out in these Articles.

“Series C Preferred Share Purchase Agreement”	means the Series C Preferred Share Purchase Agreement dated as of February 17, 2015, and made between the Company, the investors listed on Exhibit A thereto (the “Series C Investors”) and the founders listed therein.

“Series D Convertible Preferred Shares”	means the Series D Convertible Preferred Shares of a nominal or par value of US$1.00 in the capital of the Company having the rights set out in these Articles.

“Series D Preferred Share Purchase Agreement”	means the Series D Preferred Share Purchase Agreement dated as of November 30, 2018, and made between the Company, the investors listed on Exhibit A thereto (the “Series D Investors”, and together with the Series A Investors, the Series B Investors, and the Series C Investors, the “Investors”) and the founders listed therein.

“Share”	includes Ordinary Shares, Series A Convertible Preferred Shares, Series B Convertible Preferred Shares, Series C Convertible Preferred Shares and Series D Convertible Preferred Shares, and a fraction of a Share.

“Share Restriction Agreement”	means the Share Restriction Agreement dated November 30, 2018, by and among the Company, Shyh-Pin Kow and Origin Rise Limited.

“Special Resolution”	means a resolution:

(a) passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, which majority must, if the resolution relates to a matter covered by Article 30(c), include holders of a majority of each series of Preferred Shares, calculated on an as converted basis, and each voting as a separate class, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Telstra Ventures”	means Telstra Ventures Fund II, L.P.

“Trade Sale”	shall mean the following events with respect to the Company and a bona fide buyer (or a group of related buyers): (i) any consolidation or merger of the Company with or into any other corporation or any other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company; or (iii) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions.

“Transaction Agreements”	means the Series A Preferred Share Purchase Agreement, the Series B Preferred Share Purchase Agreement, the Series C Preferred Share Purchase Agreement, the Series D Preferred Share Purchase Agreement, the Investors' Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement, each as amended or supplemented from time to time.

“Voting Agreement”	means the Amended and Restated Voting Agreement dated as of November 30, 2018, and made between the Company, the Investors and the Founders.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number include the plural number and vice-versa.

Words importing the masculine gender include the feminine gender.

Words importing persons include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	(a)	A Shareholder shall be entitled to a share certificate. Certificates representing shares of the Company shall be in such form as shall be determined by the Directors but shall comply with the requirements of Article 4(b). Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares and class to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

(b)	In addition to any other legend that may be required under the Statute, each certificate for Shares may bear one or all of the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY APPLICABLE LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY APPLICABLE LAWS”

(c)	Any legend set forth in, or required by, the other Transaction Agreements.

(d)	Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.	(A)	The authorised share capital of the Company as at the date of adoption of these Articles is US$19,920,000 divided into:

(i)	14,000,000 Ordinary Shares;

(ii)	1,650,000 Series A Convertible Preferred Shares;

(iii)	1,600,000 Series B Convertible Preferred Shares;

(iv)	1,220,000 Series C Convertible Preferred Shares; and

(v)	1,450,000 Series D Convertible Preferred Shares.

and any authorised but unissued shares of any class or series may be designated, classified, re-designation or re-classified by the Company into any other class or series of share, subject to compliance with applicable laws and the Company’s Amended and Restated Memorandum and Articles of Association.

(B)	The rights, preferences, privileges and restrictions attaching to the Preferred Shares are as set forth below.

(1)	Liquidation

On a return of capital on a any liquidation, dissolution or winding up of the Company or a Trade Sale (each a “Liquidation Event”), either voluntary or involuntary, the Company's assets available for distribution among the Members shall be applied:

(a)	first, to the holders of Preferred Shares, in an amount equal to 1 time the Original Issue Price per share, plus any declared but unpaid, non-cumulative dividends;

(b)	then, to the holders of Preferred Shares and Ordinary Shares on a pro rata basis, based on the number of the Ordinary Shares held or deemed to be held on the basis that the Preferred Shares have been converted into Ordinary Shares immediately prior to the return of capital or otherwise.

If upon the occurrence of a return of capital on a Liquidation Event, the assets and funds legally available for distribution to the Members by reason of the ownership of the Preferred Shares shall be insufficient to permit the payment to the holders of the Preferred Shares of the amount per Preferred Share as described in this Article 6(B)(1)(a) above (“preferential amount”) for each Preferred Share then held by them, then all the assets and funds of the Company legally available for distribution to the Members shall be distributed among the holders of the Preferred Shares, prior to and in preference to holders of the Ordinary Shares, in proportion to the preferential amount each holder of Preferred Shares is otherwise entitled to receive.

In the event the Company proposes to distribute assets other than cash in connection with any return of capital on a Liquidation Event, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be determined in good faith by the Board of Directors of the Company or the liquidator. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) days period ending one (1) day prior to the distribution;

(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of the Directors of the Company or the liquidator.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in sub-paragraphs (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of the Directors of the Company or the liquidator. The holders of at least a majority of the outstanding Preferred Shares shall have the right to challenge any determination by the Board of the Directors of the Company or the liquidator of fair market value pursuant to this Article 6(B)(1), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of the Directors of the Company or the liquidator and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(2)	Voting Rights

Holders of Preferred Shares have the right to receive notice of, attend, speak and vote at any meeting of the shareholders of the Company. Each holder (present in person or by proxy) of Preferred Shares is entitled to exercise the number of votes which he would have been entitled to exercise if all the Preferred Shares held by him had been converted into Ordinary Shares at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class. Holders of Preferred Shares will vote together with holders of Ordinary Shares save as required under these Articles or otherwise required by law.

(3)	Conversion

(a)	Each holder of Preferred Shares shall be entitled to convert any or all of its Preferred Shares at any time, without the payment of any additional consideration, into such number of fully paid Ordinary Shares per Preferred Share as is determined by dividing the Original Issue Price applicable to such Preferred Shares, by the Conversion Price (as defined below) applicable to such Preferred Shares determined in each case as hereinafter provided, in effect at the time of conversion. Any conversion of Preferred Shares made pursuant to these Articles shall be effected by the redemption of the relevant number of Preferred Shares and the issuance of an appropriate number of Ordinary Shares.

(b)	The price at which each Ordinary Share shall be issued upon conversion of Preferred Shares without the payment of any additional consideration by the holders thereof (the “Conversion Price”) shall initially be US$4.4323 for shares of the Series A Convertible Preferred Shares, US$5.6096 for the Series B Convertible Preferred Shares, US$8.20 for the Series C Convertible Preferred Shares, and US$10.47 for the Series D Convertible Preferred Shares. The Conversion Price for any series of Preferred Shares shall be subject to adjustment, in order to adjust the number of Ordinary Shares into which such Preferred Shares is convertible, as hereinafter provided.

(c)	Each Preferred Share shall automatically be converted into Ordinary Shares at the then-effective Conversion Price (A) upon the closing of a Qualified IPO, or (B) with the vote of the holders of at least 85% of the then outstanding Preferred Shares, voting as a single class on an as-converted basis (each a “Mandatory Conversion Event”).

(d)	Mechanics of Conversion. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price (as defined in Article 6(B)(3)(b) above) of the applicable Preferred Shares. Before any holder of Preferred Shares shall be entitled to convert Preferred Shares into fully paid Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that the holder elects to convert a specified number of Preferred Shares on a specific date (such date as the “Conversion Date”). The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion of fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate relating to the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. If a Mandatory Conversion Event occurs, all outstanding Preferred Shares shall be converted automatically without any further action by the holders thereof and whether or not the certificates representing such Shares are surrendered to the Company or its transfer agent in respect of such Preferred Shares. The Company will not issue certificates in respect of any Ordinary Shares into which Preferred Shares have been converted upon automatic conversion unless the certificates in respect of the Preferred Shares so converted are either delivered to the registered office or principal place of business of the Company or to the office of its transfer agent in respect of such Preferred Shares or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable following delivery of the certificates representing Preferred Shares or an indemnity as aforesaid, in the case of an automatic conversion, or as soon as practicable following the Conversion Date in respect of any conversion at the option of the holders, issue and deliver to such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid, together with a check, if applicable, payable to the holder in the amount of any cash amount payable as the result of any fractional Share resulting from the conversion of Preferred Shares into Ordinary Shares.

(e)	Availability of Ordinary Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorised but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares and if at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorised but unissued shares of Ordinary Shares to such number of shares as shall be sufficient for such purposes including convening a meeting of its shareholders to increase its authorised share capital.

(4)	Adjustments to Conversion Price

(a)	Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(b)	Adjustments for Issuing New Ordinary Shares.

(i)	In the event the Company shall at any time after the Original Issue Date of the Preferred Shares issue or sell Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to these Articles), for a consideration per Share less than the applicable Conversion Price in effect immediately prior to such issue or sale, then for with upon such sale or issue or sale the applicable Conversion Price shall be adjusted to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 × [(A + B)/ (A + C)]

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Ordinary Shares;

“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Ordinary Shares;

“A” shall mean the number of Ordinary Shares outstanding and deemed outstanding immediately prior to such issue of Additional Ordinary Shares (treating for this purpose as outstanding all Ordinary Shares issuable upon conversion of all securities convertible into Ordinary Shares (including the Preferred Shares) and upon exercise of authorized options to purchase Ordinary Shares authorized immediately prior to such issue (including authorized and unissued Ordinary Shares reserved for issuance under the Company’s equity incentive plan approved by its Directors);

“B” shall mean the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” shall mean the number of such Additional Ordinary Shares issued in such transaction.

(ii)	An adjustment made pursuant to clause (i) above shall be made on the next business day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date. For purposes of clause (i), the aggregate consideration received by the Company in connection with the issuance of Additional Ordinary Shares or of rights, warrants or other securities exchangeable or convertible into Ordinary Shares shall be deemed to be equal to the sum of the aggregate offering price of all such Additional Ordinary Shares and such rights, warrants, or other exchangeable or convertible securities plus the minimum aggregate amount, if any, receivable upon exchange or conversion of any such exchangeable or convertible securities into shares of Ordinary Shares.

(c)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article with respect to the rights of the holders of the Preferred Shares.

(d)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganisation, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganisation or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Share immediately before that change, all subject to further adjustment as provided herein.

(e)	Reorganisation, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganisation of the Ordinary Shares (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Article) or a merger or consolidation of this Company with or into another Company, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganisation, merger, consolidation, or sale, provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares, the number of shares or other securities or property of the Company, or of the successor company resulting from such merger or consolidation or sale, to which a holder of Ordinary Shares deliverable upon conversion immediately prior to such reorganisation, merger, consolidation or sale would have been entitled on such capital reorganisation, merger, consolidation or sale including the value of any preferential amount. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article with respect to the rights of the holders of the Preferred Shares after the reorganisation, merger, consolidation, or sale to the end that the provisions of this Article (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(f)	No Impairment. The Company will not through any reorganisation, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Article and in the taking of all such action as may be necessary or appropriate in order to protect the applicable Conversion Rights of the holders of the Preferred Shares against impairment.

(g)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish as promptly as practicable to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Shares.

(5)	Rights of First Offer

(a)	Each holder of Preferred Shares or Ordinary Shares converted therefrom (the “Holder”) shall have a right of first offer to purchase and subscribe for an amount of securities of the Company (whether Ordinary Shares or otherwise) which the Company proposes to issue (“New Securities”) sufficient to maintain such Members proportionate beneficial ownership interest in the Company (on an as-converted, fully diluted basis). For purposes of these Articles, the definition of “fully diluted” for purposes of calculating the Conversion Ratio shall mean the outstanding Ordinary Shares and all new Ordinary Shares issuable upon conversion of Preferred Shares and options or warrants or other shares equivalent.

(i)	If the Company wishes to make any such issue of New Securities, it shall prior to such issue give the Holders at least 10 days' written notice (the “Offer Notice”) of the proposed issue. The notice shall set forth the terms and conditions of the proposed issue (including the number of New Securities to be offered and the price, if any, for which the Company proposes to offer such New Securities), and shall constitute an offer to issue the New Securities to the Members on such terms and conditions.

(ii)	The relevant Members may accept such offer by delivering a written notice of acceptance (an “Acceptance Notice”) to the Company within 30 calendar days after receipt of the Offer Notice of the Company of the proposed issue. Any Holder exercising its right of first offer shall be entitled to participate in the purchase of New Securities on a pro rata basis to the extent necessary to maintain such Member's proportionate beneficial ownership interest in the Company (such Member's “Pro Rata Portion”) (and for purposes of determining such Member's Pro Rata Portion, any shareholder or other security holder shall be treated as owning that number of shares into which any outstanding convertible shares may be converted and for which any outstanding options may be exercised). The Members shall have a right of over-subscription such that if any Member fails to purchase or does not accept its Pro Rata Portion, the other Members shall, among them, have the right to purchase up to the balance of the New Securities not so purchased. The right of over-subscription may be exercised by a Member by notifying the Company of its desire to purchase more than its Pro Rata Portion. If, as a result thereof, such over-subscription exceeds the total number of New Securities available in respect of such over-subscription privilege, the oversubscribing Members shall be cut back with respect to their over-subscriptions on a pro rata basis in accordance with their respective Pro Rata Portion or as they may otherwise agree among themselves.

(iii)	The Company shall, in writing, inform promptly each relevant Member which elects to purchase its Pro Rata Portion of New Securities of any other relevant Members' failure to do so.

(iv)	If any Member who elects to exercise its right of first offer does not complete the purchase of such New Securities, the Company may offer the remaining unsubscribed portion of such New Securities on the terms and conditions specified in the Company's Offer Notice within 60 days following the period provided above.

(v)	If the Company does not complete the issue of the New Securities within such 60 days period, the right of first offer provided in this Article 6(B)(5) in respect of such New Securities shall be deemed to be revived and the New Securities shall not be offered to any person unless such New Securities are first re-offered to the Members in accordance with this Article 6(B)(5).

(vi)	The right of first offer granted under paragraphs (i) to (v) above shall terminate upon the earlier of (x) the consummation of a Qualified IPO and (y) upon a Liquidation Event.

(vii)	The right of first refusal granted under paragraph (i) to (v) above shall not apply to any Exemption Event.

7.	Subject to the provisions, if any, in these Articles and/or in any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. All shares shall be issued when fully paid. The Company shall not issue shares in bearer form.

8.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of one dollar (US$1.00) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

9.	(a)	Rights of First and Last Refusal

(i)	Each shareholder proposing to make a transfer of equity securities must promptly deliver a transfer notice (“Transfer Notice”) to the Company and each non-selling Holder no later than sixty (60) days prior to the consummation of such proposed transfer. The Transfer Notice shall contain the material terms and conditions of the proposed transfer including, without limitation, the number of equity securities comprising the transfer securities (“Transfer Securities”), the nature of such sale or transfer, the bona fide cash price or other consideration to be paid, and the name and address of each prospective purchaser or transferee.

(ii)	Subject to the Right of First Refusal and Co-Sale Agreement (including the Company’s right of refusal on the equity securities to be sold by Founders), each non-selling Holder shall have a right of first refusal to purchase the Transfer Securities offered for sale by the shareholders of the Company. Upon receipt of the Transfer Notice, the non-selling Holder shall have the right to purchase a pro rata portion of the Transfer Securities that is determined by the number of Ordinary Shares then held by such non-selling Holder on an as-converted basis divided by the number of Ordinary Shares then held by all non-selling Holder on an as-converted basis, subject to the same terms and conditions as set forth in the Transfer Notice. To exercise its right of first refusal, the non-selling Holder may deliver a notice to the selling shareholder and the Company within twenty (20) days after the date of delivery of the Transfer Notice.

(iii)	If options to purchase in accordance with any rights of refusal have been exercised by the non-selling Holders with respect to some but not all of the Transfer Securities by the end of the 20-day period specified in above paragraph (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice to SBI and/or Telstra Ventures (as the case may be) before notifying any other the non-selling Holders; provided, however, that SBI and/or Telstra Ventures (as the case may be) has fully exercised its option within the Investor Notice Period. SBI and/or Telstra Ventures (as the case may be) shall have an additional option to purchase all or any part of the balance of any such remaining unsubscribed Transfer Securities on a pro rata basis and on the terms and conditions set forth in the Transfer Notice. To exercise such option, SBI and/or Telstra Ventures (as the case may be) may deliver a notice to the selling shareholders and the Company within ten (10) days after the expiration of the Investor Notice Period. If the option to purchase the remaining shares is exercised in full by SBI and/or Telstra Ventures (as the case may be), the Company shall immediately notify all of the non-selling Holders of that fact. If the option to purchase the remaining shares is not exercised in full by SBI and/or Telstra Ventures (as the case may be), the undersubscribed Transfer Securities shall be offered to other non-selling Holders who shall have fully exercised their options within the Investor Notice Period on a pro rata basis which is determined by the equities securities (on an as-converted basis) then held by such non-selling Holder divided by the equities securities (on an as-converted basis) held by all such non-selling Holders (except for SBI and Telstra Ventures) who shall have fully exercised their options within the Investor Notice Period. In the event that there are still undersubscribed Transfer Securities, such undersubscribed Transfer Securities shall be offered to SBI and Telstra Ventures again on the same terms and conditions set forth in the Transfer Notice.

(iv)	If the consideration proposed to be paid for the Transfer Securities is in property, services or other non-cash consideration, the fair market value of such consideration shall be determined in good faith by the Company’s Board of Directors. If the Company or any non-selling Holders cannot for any reason pay for the Transfer Securities in the same form of non-cash consideration, the Company or such non-selling Holder may pay the cash value equivalent thereof, as determined by the Board of Directors. The closing of the purchase of Transfer Securities by the non-selling Holders shall take place, and all payments from the non-selling Holders shall have been delivered to the selling shareholders by the later of (i) the date specified in the Transfer Notice as the intended date of the transfer and (ii) forty-five (45) days after delivery of the Transfer Notice.

(b)	Co-sale Rights

(i)	If any Transfer Securities are not purchased pursuant to Article 9(a) above and thereafter are to be sold to a prospective transferee (such Transfer Securities, the “Co-Sale Eligible Shares”), each non-selling Holder that has waived its right under Article 9(a)(ii), may elect to exercise its right of co-sale and participate on a pro-rata basis in the proposed transfer on the same terms and conditions specified in the Transfer Notice. Each non-selling Holder who desires to exercise its right of co-sale must give the selling shareholders a written notice to that effect within fifteen (15) days after the date of delivery of the Transfer Notice by the selling shareholders and upon giving such notice, such non-selling Holder shall be deemed to have effectively exercised the right of co-sale.

(ii)	Each non-selling Holder who timely exercises its right of co-sale by delivering a written notice may include in the proposed transfer all or any part of its equity securities equal to the product obtained by multiplying (i) the aggregate number of Co-Sale Eligible Shares by (ii) a fraction, the numerator of which is the number of equity securities (on an as-converted basis) then held by such non-selling Holder immediately before consummation of the proposed transfer and the denominator of which is the total number of equity securities (on an as-converted basis) then held by all non-selling Holders that have waived their right under Article 9(a)(ii) immediately prior to the consummation of the proposed transfer plus the number of the Transfer Securities held by the selling shareholder.

(iii)	Each non-selling Holder shall effect its participation in the proposed transfer by promptly delivering to the transferring shareholders no later than fifteen (15) days after such non-selling Holder exercising of the right of co-sale, a duly executed instrument of transfer one or more share certificates, properly endorsed for transfer to the prospective transferee, representing (X) the number of Ordinary Shares that such non-selling Holder elects to include in the proposed transfer; or (Y) the number of Preferred Shares or other equity securities that is at such time convertible into the number of Ordinary Shares that such non-selling Holder elects to include in the proposed transfer; provided, however, that if the prospective transferee objects to the delivery of convertible Preferred Shares or other equity securities in lieu of Ordinary Shares, such non-selling Holder shall first convert the Preferred Shares or other equity securities into Ordinary Shares in accordance with the conversion provisions of these Articles and deliver Ordinary Shares as provided above. The Company agrees to make any such conversion in accordance with the conversion provisions of these Articles concurrent with and contingent upon the actual transfer of such shares to the prospective transferee.

(iv)	The terms and conditions of any sale pursuant to these Articles will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties involved further covenant and agree to enter into such an agreement as condition precedent to any sale or other transfer pursuant to these Articles.

(v)	Each instrument of transfer and share certificate an non-selling Holder delivers to the selling shareholders will be transferred to the prospective transferee against payment therefor in consummation of the sale of the Transfer Securities pursuant to the terms and conditions specified in the Transfer Notice and the purchase and sale agreement, and the selling shareholders shall concurrently therewith remit or direct payment to each non-selling Holder the portion of the sale proceeds to which such non-selling Holder is entitled by reason of its participation in such sale. If any prospective transferee refuses to purchase securities subject to the right of co-sale from any non-selling Holders exercising its right of co-sale hereunder, no shareholders may sell any Transfer Securities to such prospective transferee or transferee unless and until, simultaneously with such sale, such selling shareholder purchases all securities subject to the right of co-sale from such non-selling Holders on the same terms and conditions (including the proposed transfer price) as set forth in the Transfer Notice.

(vi)	If any proposed transfer is not consummated within sixty (60) days after receipt of the Transfer Notice by the Company and the non-selling Holders, each selling shareholder proposing the proposed transfer may not sell any equity securities unless they first comply in full with each provision of these Articles.

(vii)	The exercise or non-exercise of the rights of the non-selling holders of Preferred Share hereunder to participate in one or more sales of equity securities made by a selling shareholder shall not adversely affect their rights to participate in subsequent sales of equity securities by a selling shareholder.

(c)	Tag-Along Right

(i)	Each Founder hereby unconditionally and irrevocably grant to the Holders a right (the “Tag-Along Right”) to require the transferring Founder to require the prospective transferee in a proposed transfer to purchase from such Holder that will not or has not exercised its right to purchase in accordance with Article 9(a)(ii) at the same price and on the same terms and conditions as those offered to the prospective transferee, up to that number of Ordinary Shares held by such Holder on an as converted basis multiplied by a fraction, the numerator of which is the number of Ordinary Shares proposed to be transferred by the transferring Founder and the denominator of which is the total number of Ordinary Shares held by the transferring Founder.

(ii)	Upon receipt of a Transfer Notice by the Founder, a Holder entitled to the Tag-Along Right shall deliver a notice to the Founder and the Company within the Investor Notice Period following the receipt of the Transfer Notice from the Founder specifying the number of Ordinary Shares on an as converted basis with respect to which it has elected to exercise its Tag-Along Right. The Holder exercising its Tag-Along Right will not be required to make any representation, warranty or indemnity regarding any matter concerning the business, assets or liabilities of the Company or its subsidiaries.

(iii)	Where any Holder has properly elected to exercise its Tag-Along Right and the prospective transferee fails to purchase Ordinary Shares on an as converted basis from such Holder, the transferring Founder shall not make the proposed transfer, and if purported to be made, such transfer shall be null and void.

(d)	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

The Directors shall register any transfer of Shares that is made in accordance with the provisions of these Articles and the Transaction Agreements, and shall decline to register any purported transfer of Shares that is not made in accordance with the provisions of these Articles and such agreements as may be applicable.

(e)	The right of first and last refusal, co-sale right and tag-along right granted under paragraph 9(a) to (c) above shall not apply (i) in the case of a Founder or a Holder that is an entity, upon a transfer by such Founder or such Holder to its affiliates, shareholders, members, partners or other equity holders, (ii) to a repurchase of Capital Shares from a Founder or a Holder by the Company at a price no greater than that originally paid by such Founder or such Holder for such Capital Shares and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, or (iii) in the case of a Founder that is a natural person, upon a transfer of Capital Shares by such Founder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her immediate family member, or any custodian or trustee for the account of a Founder or a Founder’s immediate family member, or (iv) in the case of a Founder or Holder, upon a transfer by such Founder or Holder to its Affiliated Entities; provided, however, notwithstanding any such permitted transfer, such transferred Capital Shares shall remain Capital Shares and Founder Shares for all purposes hereunder, and such transferee shall be treated as a Founder (but only with respect to the securities so transferred to the transferee) or a Holder, as the case may be; and provided, further, in the case of any transfer pursuant to clause (i) or (iii), that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

REDEMPTION, REPURCHASE AND TRADE SALE

10.	(a)	Subject to the provisions of the Statute, the Memorandum of Association and these Articles, Shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine. The holders of the Preferred Shares shall not have the right to request for a redemption of their Shares.

(b)	Subject to the provisions of the Statute and the Memorandum of Association and these Articles, the Company may purchase its own Shares (including fractions of a Share), including any redeemable Shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital.

Subject to the preceding paragraph and subject to the unanimous consent of all holders of Preferred Shares, the Company may purchase any or all of the Preferred Shares.

(c)	Notwithstanding anything to the contrary in these Articles or any Transaction Agreement, in the event the Company has not effected a Qualified IPO on or before the second anniversary of the date of the Series D Preferred Share Purchase Agreement, at the election of the Holders of a majority of Preferred Shares, and on such date as elected by such Holders, the Company shall engage an independent investment banker acceptable to the majority of the Holders of Preferred Shares to effect a Trade Sale or an initial public offering of the Company.

(d)	Notwithstanding anything to the contrary in these Articles or any Transaction Agreement, the approval of the holder(s) of not less than two-thirds of then issued and outstanding Preferred Shares (voting together as a single class and on an as-converted basis) shall be required in the event of (i) any Trade Sale occurring within two years after the date of the Series D Preferred Share Purchase Agreement with the Company valued at US$170 million or more or (ii) any Trade Sale that occurs after the second anniversary of the date of the Series D Preferred Share Purchase Agreement, other than a Trade Sale effected by the Company pursuant to Article 10(c) hereof.

(e)	Notwithstanding anything to the contrary in these Articles or any Transaction Agreement, in the event of any Trade Sale within two years after the date of the Series D Preferred Share Purchase Agreement with a valuation of the Company of less than US$170 million, the approval by the holders of a majority of each series of Preferred Shares shall be required for such Trade Sale.

VARIATION OF RIGHTS OF SHARES

11.	Subject to other provisions regarding voting set forth in these Articles, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of 67 per cent of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll, unless otherwise required by applicable laws or the Company’s Memorandum of Association and these Articles.

COMMISSION ON SALE OF SHARES

12.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

13.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

14.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

15.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

16.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

17.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

18.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

19.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

20.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

21.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

22.	(a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

23.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

24.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

25.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

26.	The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

27.	Subject to the provisions contained in the Transaction Agreements, in case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

28.	(a)	Subject to the provisions contained in the Transaction Agreements, any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

29.	Subject to the provisions contained in the Transaction Agreements, a person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, PROTECTIVE PROVISIONS,
ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

30.	(a)	Subject to and in so far as permitted by the provisions of the Statute and these Articles, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein provided always that the Company may by Ordinary Resolution:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; or

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)	The holders of the Preferred Shares shall be entitled to that number of votes on all matters presented to Members equal to the number of Ordinary Shares then issuable upon conversion of such Preferred Shares and will vote together with the holders of the Ordinary Shares and not as a separate class except as specifically provided herein or otherwise required by law.

(c)	Subject to the Statute but notwithstanding anything to the contrary contained in these Articles, for as long as at least one million Preferred Shares remain outstanding, the approval by holders of a majority of each series of Preferred Shares, calculated on an as converted basis, and each voting as a separate class, shall be required for any of the following action(s):

(i)	Any material change in the nature of the business conducted by the Company;

(ii)	Any amendment, alteration, or repeal of any provision of the memorandum and articles of association of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Preferred Shares so as to affect them adversely;

(iii)	Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of the Preferred Shares or any series of Preferred Shares;

(iv)	Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to the Preferred Shares in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(v)	Any change in the dividend policy of the Company;

(vi)	Any recapitalisation, liquidation, dissolution or winding up of the Company;

(vii)	Any agreement by the Company and its shareholders regarding a Liquidation Event (other than any agreement in connection with a Trade Sale effected by the Company pursuant to Article 10(c) hereof or pursuant to Section 1.6 of the Voting Agreement);

(viii)	Any issuance, redemption, repurchase, cancellation, payment of dividends or other distributions with respect to Ordinary Shares or Preferred Shares (except for acquisitions of Ordinary Shares by the Company pursuant to agreements approved by the Board of Directors that permit the Company to repurchase such shares upon termination of services to the Company or pursuant to the Share Restriction Agreement, in exercise of the Company’s right of first refusal upon a proposed transfer of shares, or pursuant to a redemption of Preferred Shares);

(ix)	Increase the number of shares authorized for issuance under any existing equity incentive plan or create any new equity incentive plan;

(x)	Change the authorized number of Directors of the Company;

(xi)	borrow any money, provide any guarantee, indemnity or other contingent commitment, or grant any security over the business or assets of the Company, other than in the ordinary course of the business, the value of which is greater than US$5 million; or

(xii)	materially change the remuneration paid to any Director (in respect of services provided in their capacity as a Director, including preparing for, and attending, meetings of the Board).

(d)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(e)	Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(f)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

(g)	Notwithstanding anything contrary contained herein, in the event that the drag-along rights set forth in Section 1.6 of the Voting Agreement are not exercised prior to the second anniversary of the date of such Voting Agreement, the Company shall engage a competent underwriter and adopt a market-standard initial public offering plan and timetable as soon as possible thereafter.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

31.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

32.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

33.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

34.	(a)	Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o'clock in the morning.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

35.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

36.	At least five days' notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 35 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five per cent in nominal value or in the case of shares without nominal or par value seventy-five per cent of the shares in issue, or their proxies.

37.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

38.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; Members holding (i) a majority of the Ordinary Shares on an issued and as-converted basis; and (ii) a majority of each series of Preferred Shares on an issued and as-converted basis, present in person or by proxy shall be a quorum provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy.

39.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

40.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

41.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

42.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

43.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

44.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

45.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company's Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

46.	The demand for a poll may be withdrawn.

47.	Except as provided in Article 48, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

48.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

49.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

50.	Subject to any rights or restrictions for the time being attached to any class or classes of Shares, every Member present in person or by proxy shall be entitled to one vote in respect of each Ordinary Share held by him, and, in the case of each Preferred Share held by him, to the number of votes which he would have been entitled, if he converted such Preferred Shares to Ordinary Shares at the then applicable Conversion Price, on the record date in respect of the meeting at which the poll is taken, or if no record date is established, the date the poll was taken.

51.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

52.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

53.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

54.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

55.	On a poll or on a show of hands votes may be given either personally or by proxy.

56.	The provisions of these Articles relating to general meetings shall apply, mutatis mutandis, to every general meeting of the holders of one class of Shares.

PROXIES

57.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

58.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

59.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

60.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

61.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

62.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

63.	There shall be a Board of Directors consisting of up to seven (7) persons (exclusive of alternate Directors).

64.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

65.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

66.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

67.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

68.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

69.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

70.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

71.	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 83 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

72.	A Director who expects to be unable to attend Directors' Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

73.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting, provided however that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

74.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

75.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

76.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

77.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

78.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

79.	(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

80.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Subject to Section 5.5 of the Investors’ Rights Agreement, questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

81.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least two days' notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and provided further if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The accidental omission to give notice of a meeting of the Directors to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

82.	The quorum necessary for the transaction of the business of the Directors shall be no less than five (5) Directors holding office including at least one Ordinary Share Director, the Series A Director, the Series B Director, the Series C Director and the Series D Director (each as defined in Article 91 hereof), a Director and his appointed alternate Director being considered only one person for this purpose, provided always that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

83.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

84.	The Directors may elect a Chairman of their Board annually; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

85.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

86.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

87.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

88.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

89.	(a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	Meetings of the Board of Directors may be held at two or more venues using any technology (such as telepresence or telephone) consented to by all Directors.

(c)	The provisions of Articles 57-60 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

90.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS

91.	(a)	For so long as there are 165,000 Series A Convertible Preferred Shares outstanding, the holders of Series A Convertible Preferred Shares, voting together as a single class on an as converted basis, shall be entitled to elect one member of the Board of Directors (who shall be designated by Technology Associates Management Co., Ltd.) (the “Series A Director”) at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(b)	For so long as there are 160,000 Series B Convertible Preferred Shares outstanding, the holders of Series B Preference Shares, voting together as a single class on an as converted basis, shall be entitled to elect one member of the Board of Directors (who shall be designated by Landtek Corporation) (the “Series B Director”) at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(c)	For so long as there are 122,000 Series C Convertible Preferred Shares outstanding, the holders of Series C Preference Shares, voting together as a single class on an as converted basis, shall be entitled to elect one member of the Board of Directors (who shall be designated by Telstra Ventures Fund II, L.P.) (the “Series C Director”) at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(c)	For so long as there are 143,000 Series D Convertible Preferred Shares outstanding, the holders of Series D Preference Shares, voting together as a single class on an as converted basis, shall be entitled to elect one member of the Board of Directors (who shall be designated by SBI) (the “Series D Director”) at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director, provided that SBI’s right to elect or remove the Series D Director under this Article shall be subject to SBI’s completion of the investment to purchase the Series D Convertible Preferred Shares of the Company in the aggregate amount of US$15 million pursuant to the Series D Preferred Share Purchase Agreement.

(d)	The holders of Ordinary Shares, voting together as a single class, shall be entitled to elect up to three members of the Board of Directors (the “Ordinary Share Directors”) at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

PRESUMPTION OF ASSENT

92.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

93.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b)	The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

94.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

95.	Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor. Holders of Preferred Shares and holder of Ordinary Shares shall be entitled to receive dividends, if and when declared by the Directors on a pari passu basis on the basis that such Preferred Shares had been converted into Ordinary Shares in accordance with these Articles immediately prior to the date of declaration of the dividends or distributions.

96.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

97.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

98.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

99.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

100.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

101.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

102.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

103.	The Company may upon the recommendation of the Directors by Ordinary Resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

104.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

105.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting; provided that the minutes, accounting books and records of the Company shall be open for inspection at any reasonable time during business hours upon the written demand of any Member holding at least 163,934 Preferred Shares (or Ordinary Shares issuable upon conversion of such number of Preferred Shares, other than Ordinary Shares issuable upon the occurrence of a Mandatory Conversion Event as defined in Article 6(B)(3)(c)).

106.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

107.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

108.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an Ordinary Resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

109.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

110.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

111.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

112.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of five (5) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

(b)	Where a notice is sent by cable, telex, or telecopy, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

113.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

114.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

115.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

116.	If the Company shall be wound up, the liquidator shall, in relation to the satisfaction of creditors’ claims, apply the assets of the Company in such manner and order as he thinks fit. Furthermore, the liquidator shall, in relation to the assets available for distribution among the Members, distribute the same to the Members in accordance with Articles 6(B), 117 and 118.

117.	Upon a liquidation, dissolution or winding up of the Company (including the circumstances contemplated by Article 118), following the distributions in accordance with the preferential amount payable to the holders of Preferred Shares in accordance with Article 6(B)(1), all assets and funds of the Company that remain legally available for distribution to the Members by reason of their ownership of Shares of the Company shall be distributed among the holders of Ordinary Shares and Preferred Shares pro rata on an as-converted to Ordinary Share basis.

118.	A merger, acquisition, sale of voting control, or sale of substantially all of the assets of the Company shall be treated as if there was a liquidation, dissolution or winding up so that the Members receive the amount payable to the holders of Preferred Shares in accordance with Article 6(B)(1), unless (i) the Members of the Company immediately prior to such transaction retain (solely in respect of their Shares of the Company prior to the transaction) at least 50% of the outstanding voting equity securities of the surviving corporation in such merger, acquisition, sale of voting control, or sale of substantially all of the assets of the Company, (ii) such transaction is in respect of a consolidation with a wholly-owned subsidiary of the Company; or (iii) such transaction is in respect of a merger effected exclusively to change the domicile of the Company.

INDEMNITY

119.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

120.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1st in each year.

AMENDMENTS OF ARTICLES

121.	Without modifying the protective voting provisions contained in Article 30 and subject to the Statute, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

122.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.